Exhibit 3.2

DEAN HELLER	Entity #
Secretary of State	E0251052006-8
204 North Carson Street, Suite 1	Document Number:
Carson City, Nevada 89701-4299	20060778378-68
(775) 634-5708
Website: secretaryofstate.biz
Date Filed:
12/4/2006 12:00:59 PM
In the office of
Dean Heller
Secretary of State

Certificate of Amendment

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

MediQuip Holdings, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article I: The name of the Corporation is Deep Down, Inc.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 90%.

4. Effective date of filing (optional): 12/14/06

5. Officer Signature (required): /s/ David Francis